Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the capital stock of The Beachbody Company, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate”) and Amended and Restated Bylaws, as amended from time to time (the “Bylaws”) is a summary and is qualified in its entirety by reference to the full text of our Certificate and Bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 1,600,000,000 shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares of Class X common stock, par value $0.0001 per share, 100,000,000 shares of Class C common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

The holders of our Class A common stock are entitled to cast one vote per Class A share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Class A common stock are entitled to receive ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by our board of directors out of funds legally available for that purpose, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

In the event of our liquidation, dissolution, distribution of assets or winding up, holders of our Class A common stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Other Matters

No shares of the Company’s Class A common stock will be subject to redemption (except as described below under “Special Meeting – Redemption Rights”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of the Company’s Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of the Company’s Class A common stock re validly issued, fully paid and non-assessable.

Class X Common Stock

Voting Rights

The Class X common stock is identical to our Class A common stock in all respects, except that the holders of our Class X common stock will be entitled to cast 10 votes per Class X share. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of our Class X common stock will not be entitled to cumulate their votes in the election of directors. The Class X common stock will automatically convert into Class A common stock if Carl Daikeler no longer provides services to the Company as a senior executive officer or director or if the certain of our controlling stockholders have sold more than 75% of the shares of Class X Common Stock.

Dividend Rights

Holders of the Company’s Class X common stock will share ratably (based on the number of shares of Class X common stock held) if and when any dividend is declared by the Company’s board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class X common stock with respect to the payment of dividends.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class X common stock is entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Transfers

Pursuant to the Certificate, holders of the Company’s Class X common stock are generally restricted from transferring such shares, other than to a Permitted Class X Owner or in connection with a divorce or domestic relations order or decree.

Other Matters

No shares of the Company’s Class X common stock are subject to redemption (except as described below under “Special Meeting of the Stockholders – Redemption Rights”) or have preemptive rights to purchase additional shares of Class X common stock. Holders of shares of the Company’s Class X common stock do not have subscription, redemption or conversion rights. All outstanding shares of the Company’s Class X common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Class A common stock. The issuance of our preferred stock could adversely affect the voting power of holders of Class A common stock and the likelihood that such holders will receive payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Warrants

Public Stockholders’ Warrants

Our public warrants entitle the holder to acquire the Company’s Class A common stock. Each whole warrant entitles the registered holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date. A holder may exercise its warrants only for a whole number of shares of the Company’s Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

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in whole and not in part; at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
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if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder is entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Company’s Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, its management has the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a cashless basis, the Company will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of the Company’s Class A common stock issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of the Company’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of the Company’s Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Company’s Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company’s management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and their permitted transferees would be still entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company’s Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Company’s Class A common stock is increased by a share capitalization payable in shares of the Company’s Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of the Company’s Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase the Company’s Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of the Company’s Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Class A common stock) and (ii) one minus the quotient of (x) the price per share of the Company’s Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of the Company’s Class A common stock, in determining the price payable for the Company’s Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of the Company’s Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company’s Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Company’s Class A common stock on account of such the Company’s Class A common stock (or other securities into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Company’s Class A common stock in respect of such event.

If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of the Company’s Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of the Company’s Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Class A common stock.

Whenever the number of shares of the Company’s Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding the Company’s Class A common stock (other than those described above or that solely affects the par value of the Company’s Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding the Company’s Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Company’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of the Company’s Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Class A common stock in such a transaction is payable in the form of the Company’s Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least a majority of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to this Report on Form 10-K, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive the Company’s Class A common stock. After the issuance of the Company’s Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of the Company’s Class A common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of the Company’s Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Company’s Class A common stock issuable upon exercise of the Private Placement Warrants) are not redeemable by the Company for cash so long as they are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in our initial public offering, including that they may be redeemed for shares of the Company’s Class A common stock. If the Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in our initial public offering.

Exclusive Forum

Our Certificate and Bylaws provide that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders owed to us or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine.

As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our Certificate of Incorporation and Bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Nothing in our Certificate of Incorporation and Bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware, or a Foreign Action, in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our Certificate of Incorporation and Bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our Certificate of Incorporation and Bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
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an affiliate of an interested stockholder; or
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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
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on or subsequent to the date of the transaction, the initial Business Combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our Certificate provides that our stockholders are not able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws, unless previously approved by our board of directors. Our Certificate of Incorporation further provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our Bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our Bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Immuneering Corporation. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company, LLC.

Trading Symbol and Market

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “BODY” and our Public Warrants are listed under the symbol “BODY-WT.”